Item 77C

Registrant incorporates by reference its Proxy Statement filed on April 25, 2005 (Accession No. 0000950137-05-004840).

Shareholder Meeting Results:

The Annual Meeting of Shareholders of Scudder High Income Trust
(the "fund") was held on May 25, 2005. The following matters were voted upon by the shareholders of said fund (the resulting votes are presented below):
1.	To elect nine individuals to constitute the Board of Trustees of the fund.


Number of Votes:

For
Withheld
John W. Ballantine
27,781,685
528,871
Donald L. Dunaway
27,798,663
511,893
James R. Edgar
27,769,825
540,731
Paul K. Freeman
27,823,014
487,542
Robert B. Hoffman
27,743,635
566,921
William McClayton
27,759,826
550,730
Shirley D. Peterson
27,798,673
511,883
William N. Shiebler
27,820,607
489,949
Robert H. Wadsworth
27,827,174
483,382

2.	To ratify the selection of Ernst & Young LLP as the Independent
Registered Public Accounting Firm for the fund.

Number of Votes:
For
Against
Abstain
27,960,338
160,274
189,944